__________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Albany Molecular Research, Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1742717
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

26 Corporate Circle Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 001-35622

Securities to be registered pursuant to Section 12(g) of the Act: None.

On August 5, 2015, Albany Molecular Research, Inc. (the “Registrant”) terminated the Shareholder Rights Agreement dated as of July 27, 2012 by and between the Registrant and Computershare, Inc., successor-in-interest to Computershare Shareowner Services LLC (as amended the “Rights Plan Termination”). In connection therewith, the Registrant is updating the information in its registration statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2012 to reflect an amended description of its securities registered thereunder.

Item 1. Description of Registrant’s Securities to be Registered

On August 5, 2015, the Registrant and Computershare, Inc., successor-in-interest to Computershare Shareowner Services LLC (the “Rights Agent”), entered into an Amendment and Termination of Shareholder Rights Agreement (the “Amendment”) with respect to the Shareholder Rights Agreement dated as of July 27, 2012, as amended, by and between the Registrant and the Rights Agent (the “Rights Agreement”).

The Amendment changes the definition of “Final Expiration Date” in the Rights Agreement from July 30, 2022 to August 5, 2015, such that, as of 5:00 p.m. Eastern time on August 5, 2015, the rights to purchase Series A Junior Participating Cumulative Preferred Stock (the “Series A Preferred Stock”) issued pursuant to the Rights Agreement (the “Rights”) expired and are no longer outstanding and the Rights Agreement terminated. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is set forth as Exhibit 4.2 to this Form 8-A/A and incorporated herein by reference.

After the expiration of the Rights and termination of the Rights Agreement, on August 5, 2015 the Registrant filed with the Delaware Secretary of State a Certificate of Elimination of Series A Preferred Stock (the “Certificate of Elimination”), which returned the shares that were designated as Series A Preferred Stock to the status of authorized but unissued shares of the preferred stock of the Registrant, without designation as to series or rights, preferences, privileges or limitations. The foregoing summary of the Certificate of Elimination is qualified in its entirety by reference to the full text of the Certificate of Elimination, which is set forth as Exhibit 4.3 to this Form 8-A/A and incorporated herein by reference.

Item 2. Exhibits

Exhibit	Description

4.1

Shareholder Rights Agreement between Albany Molecular Research, Inc. and Computershare Shareowner Services LLC, as the Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 31, 2012 (File No. 001-35622))

4.2

Amendment and Termination of Shareholder Rights Agreement between Albany Molecular Research, Inc. and Computershare, Inc., dated as of August 5, 2015 (incorporated by reference to Exhibit 4.1 of Albany Molecular Research, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 5, 2015 (File No. 001-35622))

4.3	Certificate of Elimination of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 of Albany Molecular Research, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 5, 2015 (File No. 001-35622))

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

Date: August 5, 2015	By:	/s/ Lori M. Henderson
	Name:	Lori M. Henderson
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description

4.1

Shareholder Rights Agreement between Albany Molecular Research, Inc. and Computershare Shareowner Services LLC, as the Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 31, 2012 (File No. 001-35622))

4.2

Amendment and Termination of Shareholder Rights Agreement between Albany Molecular Research, Inc. and Computershare, Inc., dated as of August 5, 2015 (incorporated by reference to Exhibit 4.1 of Albany Molecular Research, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 5, 2015 (File No. 001-35622))

4.3	Certificate of Elimination of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 of Albany Molecular Research, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 5, 2015 (File No. 001-35622))